Exhibit 10.1

LEASE AG REEMENT

This lease agreement (the "Agreement') is made by and between Bemis C. Drymon and Sylvia Drymon, individuals, O/8 /A/ Drymon Citrus Nursery (collectively, “Lessor"), and Oxford Investments Holdings, lnc./Pioneer Green Farm, LLC, (collectively, "Lessee") as of June 4, 2019.

The Lessor hereby leases to the Lessee the use of land located at 3146 47th St., Sarasota, FL 34234 as more fully described on Exhibit A.

For and in consideration of the mutual benefits to be derived hereby, Lessor and Lessee hereinafter covenant and agree as follows:

(a)	RENT. Upon Lessee receiving the proper licenses to operate its growing business and commencing business, Lessee covenants and agrees to pay rent to the Lessor in the amount of One Thousand dollars ($1,000.00)per month. Rent is due on or before the Ist day of each month beginning when Lessee is licensed and begins operations and shall not be deemed late if received by the 5h day of each month. After the 5•h day a late fee of $25.00 shall be assessed. Upon Lessee receiving the proper licenses to operate its growing business and commencing business, Lessor shall receive a monthly salary of $6,500.00 for consulting services to Lessee. Lessee shall also pay Lessor l0% of the net profit from sales generated from the greenhouses and the extraction facility.

(b)	TERM. This agreement shall be for a period of twenty-five (25) years commencing on June 4, 2019, and continuing thereafter until June 4, 2044; unless extended or sooner terminated by the parties.

(c)	USE OF PREMISES. Lessee shall have the right to occupy 25,000 square feet of the premises, to operate its business. Lessee intends to operate 6 greenhouses, each approximately 5,000 square feet and 1 extraction facility, approximately 5,000 square feet. Lessee shall own all equipment/property pertaining to green houses and extraction facility, including all intellectual property and licenses, etc. Lessee shall also own all products produced by the greenhouses, including but not limited to, biomass, clones, mothers, distillate, crude, etc. This lease does not allow Lessee to occupy any other portions of the property other than what is contemplated by this agreement, without the prior written consent and agreement of Lessor.

(d)	UTTLITTES. Lessee shall pay all utilities in connection with the operation of its business on the premises.

(e)	ASSIGNMENT. The Lessee will not make or permit to be made any alterations or additions to said premises, nor assign, mortgage, or pledge this lease, nor sublet the whole or any part of the premised without the Lessor's I Prior written sole consent. Consent by the Lessor shall apply solely to the particular transactions consented to and shall not constitute a waiver by the Lessor of the provisions of the Lease.

(f)	REPAIRS. Lessee shall, at its expense, keep the premises in good condition

(g)	SIGNS. Lessee shall not install any awnings, advertisements, or signs on any part of the premises except an appropriate business name sign and Lessee shall pay for such sign.

(h)	TNDEMIN IFICATION. The Lessor shall not be responsible for any defect or change of condition in said premises, nor for any damages thereto, not to any person, not to any goods or things contained therein due to any cause whatsoever except the negligence of the Lessor, and the Lessee will indemnify Lessor for any claims, demands, and actions arising in connection with Lessee's use of property, or the use by any persons occupying said premises, other than Lessor, Lessor's agents, employees or clients, during the terms hereof, or by reason of any breach or non-performance of any covenant herein, or the violation of any law or regulation by the Lessee.

(i)	F(RE CLAUSE. If the premises shall be so damaged by fire, other casualty, or act of public enemy so as to be substantially destroyed, then this lease shall terminate, and any unearned rent paid in advance by Lessee shall be apportioned and refunded. In the case that the premises are not substantially destroyed, the Lessor will make a just proportion of the rent and shall abate according to the extent to which premises have been rendered untenantable until premises have been restored. The Lessee agrees to give the Lessor immediate notice of any damage to the premises.

0)	CONDEMNATION. In the event that the premises or any part thereof are taken or condemned for a temporary or permanent public or quasi-public use, either Lessee or Lessor may at is option terminate this Lease and in such event any unearned rent paid in advance shall be returned to the Lessee.

(k)	TERMINATION. This Lease Agreement may be terminated by either party upon a material default of the terms of this Lease by the other party; after notice and ten (IO) days to cure such default!!! by either party giving the other 180 days prior written notice.

(I)	NOTICE. Notice shall be given by US mail, delivery confirmation requested, by overnight mail at the parties addresses on the signature page of the Agreement, unless changed; or by e-mail with e-mail confirmation received.

(m)	QUIET POSSESSION. The Lessor hereby covenants that Lessee, upon paying the rent as herein reserved and performing all the covenants and agreements herein contained on the part of the Lessee, may quietly enjoy the premises, except as herein otherwise provide, subject, however, to the terms of the Agreement, and any mortgage which may now or hereafter affect the premises.

(n)	ATTORNEY’SS FEES. Each Party expressly agrees to reimburse the other for any expenses, including reasonable attorney's fees, the other may incur in enforcing his or her rights against the other under this Agreement including, but not limited to, the collection of rent and the securing of possession of the premises. The covenants and agreements contained herein are binding upon the parties hereto and their respective successors, legal representatives, and assigns.

[Intentionally left Blank)

       IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed at ______, Florida as of the '____day of _____2019.

LESSEE

Oxford Investments Holdings, Inc. Pioneer Green Farm, LLC

By:

LESSOR

By.

Address: 3146 47th St.. Sarasota, FL 34234

State of

County of

Subscribed to and sworn before me, this____ day of____, 2019

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